Exhibit 16.1

4 April 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 4, 2022, of Royalty Pharma plc (the ‘‘Company’’) and are in agreement with the statements contained in the section (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

Dublin, Ireland